Exhibit 19.1

SENIOR CREDIT INVESTMENTS, LLC

Insider Trading Policy

It is the policy of Senior Credit Investments, LLC, a Delaware limited liability company, and its subsidiaries (collectively, the “Company”), that they and their directors, officers and employees, if any, and all officers and employees of Jefferies Credit Management LLC, the Company’s external investment adviser (the “Investment Adviser”), including members of the Investment Adviser’s investment committee, and officers and employees of Jefferies Finance LLC (“JFIN”) or any of its affiliates, acting for or on behalf of the Company (collectively, “Covered Parties”) must, at all times, comply with the securities laws of the United States and all other applicable jurisdictions. In order to avoid any activity that violates applicable laws or regulations and, in order to avoid even the appearance of impropriety, this Policy restricts or prohibits certain transactions by Covered Parties and their immediate family members and related controlled entities (collectively, “Insiders”) and subjects transactions by certain Insiders to pre-approval requirements when trading in the Company’s securities. All Insiders must abide by the terms of this Policy.

Federal securities laws prohibit “trading” in the “securities” of a company on the basis of “material non-public information.” “Trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including Company redemptions and repurchases, market option exercises, gifts or other contributions, exercises of options granted under any Company equity plans, sales of securities acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan. The term “securities” should be broadly construed and shall include, but not be limited to, stock, preferred stock, units, debt securities, such as bonds, notes and debentures, as well as puts, calls, options and other derivative instruments. “Material” information refers to any information that a reasonable investor would consider important in making a decision to buy, sell, hold, or vote securities, given the total mix of available information in the marketplace. In simple terms, material information is any type of information that reasonably could be expected to affect the price of a company’s securities or that would be likely to be considered important by investors who are considering trading in that company’s securities. Certainly, if such information makes you want to buy or sell a company’s securities, it would probably have the same effect on others. “Nonpublic” information is simply information that has not been disclosed to the general public. This sort of information only becomes public after it is released to the public and the market has had time to absorb and adjust to the information. What constitutes “public disclosure” will vary on a case-by-case basis. Trading on “material non-public information” is commonly known as “insider trading.” It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such material non-public information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including imprisonment. Federal securities law also creates a strong incentive for the Company to deter insider trading by Insiders.

In the normal course of business, Covered Parties may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities or securities of another company. No Insider may trade securities of another company (a) with which the Company does business, or (b) that is involved in a potential transaction or business relationship with Company, until the information becomes public or is no longer material, when the Insider has, in the course of working for the Company, learned of material non-public information about such company. It is also the policy of the Company that the Company will not engage in transactions in securities of the Company while aware of material non-public information relating to the Company or its securities.

All Covered Parties, other than those who are unaffiliated with the Investment Adviser or JFIN, must comply with the policies and procedures of JFIN, as amended, supplemented or otherwise modified from time to time.

All directors and executive officers of the Company and their immediate family members (including, such person’s spouse, minor children, relatives or other individuals living with the director and individuals for whose support the director is principally responsible) and related controlled entities may not trade in any securities of the Company without first pre-clearing such trade with the Company’s Legal & Compliance group.

Adopted: March 19, 2025